Exhibit 99.1

Sucampo Pharmaceuticals Announces Arbitration Decision

BETHESDA, Md.--(BUSINESS WIRE)--July 6, 2012--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today announced that it has received a final binding decision on its claims in the dispute with its partner, Takeda Pharmaceutical Company Limited. The International Court of Arbitration, International Chamber of Commerce (ICC) did not agree with Sucampo’s claims and did not award any attorneys’ fees or costs. Sucampo is disappointed with the ICC’s decision.

The decision confirms that the Collaboration Agreement and all of its terms, rights and conditions for AMITIZA® (lubiprostone) will remain in force until it expires in October 2020, including the royalty rate arrangement. The royalty revenue to Sucampo was $41.5 million in 2011 and $10.9 million in the first quarter of 2012. AMITIZA was approved for the treatment of chronic idiopathic constipation (CIC) in adults in 2006 and for the treatment of irritable bowel syndrome with constipation (IBS-C) in adult women in 2008. AMITIZA is the only FDA-approved medicine for either of these indications.

“AMITIZA is a brand whose safety and efficacy has been proven over six years and six million patients. Through this arbitration process, we have gained a greater understanding that there is significant potential to further increase AMITIZA’s value, make the product available to currently underserved patients, and maximize its net sales revenue by optimizing its marketing and commercialization efforts.” commented Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo’s Chairman and Chief Executive Officer. “We anticipate filing a supplemental new drug application in the near-term for the treatment of opioid-induced constipation which, if approved, would be the third indication for AMITIZA.”

Dr. Ueno continued, “Beyond North America, we believe there are many significant opportunities for the AMITIZA franchise to grow, including through expanded indications and approvals in new territories. Yesterday, we received approval from the Japanese Health Ministry for AMITIZA in chronic constipation (excluding constipation caused by organic diseases). We anticipate that our partner, Abbott Japan Co. Ltd., will launch AMITIZA in Japan in the fourth quarter. We have also completed the Marketing Authorization Application for AMITIZA in the United Kingdom and expect approval in the second half of this year.

In addition, we look forward to focusing more of our resources on launching RESCULA® in the US and Europe; continuing RESCULA’s clinical development beyond the current approved indication of lowering intraocular pressure in glaucoma patients, and to developing the other prostone-based compounds and biologics in our pipeline,” concluded Dr. Ueno.

About Lubiprostone

AMITIZA (lubiprostone) is a chloride channel activator indicated for the treatment of chronic idiopathic constipation (24 mcg twice daily) in adults and for irritable bowel syndrome with constipation (8 mcg twice daily) in women 18 years of age and older by the Food and Drug Administration (FDA) in the United States.

Important Safety Information

Lubiprostone is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider to confirm the absence of such an obstruction prior to initiating lubiprostone treatment.

The safety of lubiprostone in pregnancy has not been evaluated in humans. Lubiprostone should be used during pregnancy only if the benefit justifies the potential risk to the fetus. Women who could become pregnant should have a negative pregnancy test prior to beginning therapy with lubiprostone and should be capable of complying with effective contraceptive measures.

Patients taking lubiprostone may experience nausea. If this occurs, concomitant administration of food with lubiprostone may reduce symptoms of nausea. Patients who experience severe nausea should inform their healthcare provider.

Lubiprostone should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment and inform their healthcare provider if the diarrhea becomes severe.

Patients taking lubiprostone may experience dyspnea within an hour of first dose. This symptom generally resolves within three hours, but may recur with repeat dosing. Patients who experience dyspnea should inform their healthcare provider. Some patients have discontinued therapy because of dyspnea.

In clinical trials of lubiprostone (24 mcg twice daily vs. placebo; N=1113 vs. N=316) in patients with Chronic Idiopathic Constipation (CIC), the most common adverse reactions (incidence > 4%) were nausea (29% vs. 3%), diarrhea (12% vs. <1%), headache (11% vs. 5%), abdominal pain (8% vs. 3%), abdominal distension (6% vs. 2%), and flatulence (6% vs. 2%).

In clinical trials of lubiprostone (8 mcg twice daily vs. placebo; N=1011 vs. N=435) in patients with Irritable Bowel Syndrome with Constipation (IBS-C), the most common adverse reactions (incidence > 4%) were nausea (8% vs. 4%), diarrhea (7% vs. 4%), and abdominal pain (5% vs. 5%).

Reduce the dosage in CIC patients with moderate and severe hepatic impairment. Reduce the dosage in IBS-C patients with severe hepatic impairment.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc., an international pharmaceutical company is focused on the discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymic (15-PGDH) transformation of certain fatty acids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development, and a member of the Board of Directors. For more information, please visit www.sucampo.com.

AMITIZA is a registered trademark of Sucampo Pharmaceuticals, Inc. RESCULA is a registered trademark of R-Tech Ueno, Ltd., and has been licensed to Sucampo.

Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo’s ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the US and internationally and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo’s business, particularly those mentioned in the risk factors and cautionary statements in Sucampo’s Form 10-K for the year ended Dec. 31, 2011, which the Company incorporates by reference.

CONTACT:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor, 1-240-223-3718
staylor@sucampo.com
or
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 1-240-223-3834
kdesantis@sucampo.com